NEWS RELEASE
FOR RELEASE IMMEDIATELY
Contact: Paul Frenkiel, CFO
(215) 735-4422 ext. 5255

REPUBLIC FIRST BANCORP, INC.
REPORTS 24% INCREASE IN SECOND QUARTER EARNINGS AND
25% INCREASE IN EARNINGS FOR THE SAME PERIOD IN 2005

Philadelphia, PA, July 17, 2006 - Republic First Bancorp, Inc. (NASDAQ:FRBK), (the “Company”) the holding company for Republic First Bank (PA), today reported second quarter 2006 earnings of $2.5 million or $.26 per diluted share, a 24% increase over the same quarter in 2005. Earnings for the six month period ending June 30, 2006 were $5.2 million or $.54* per diluted share, compared to $4.2 million or $.43* per diluted share, a 25% increase over the comparable prior year period. The improvement in 2006 earnings reflected commercial loan and deposit growth. Average loans grew in excess of 21% in second quarter 2006 compared to the second quarter of 2005.

President Harry Madonna stated, “We are very pleased with the continuing improvement in earnings of the Company and look forward to continued growth. Earnings growth was due to the significant increase in commercial loans outstanding, and the increase in the spread between the interest income and the cost of funds. We anticipate continued improvement in all areas of the Company. We look forward to future earnings in excess of our peer group, and further increasing shareholder value.”

Total shareholders’ equity stood at $69.4 million with a book value per share of $7.31* at June 30, 2006, based on outstanding common shares of approximately 9.5 million. As of that date, the Company continued to be well capitalized.

Republic First Bank (PA) is a full-service, state-chartered commercial bank, whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its ten offices located in Abington, Ardmore, Bala Cynwyd, East Norriton, Media and Philadelphia, Pennsylvania.

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

# # #

* Per share and book value amounts were restated to reflect the 12% stock dividend paid June 7, 2005 and the 10% stock dividend paid May 17, 2006.

Republic First Bancorp, Inc.
Condensed Income Statement
(Dollar amounts in thousands
except per share data)
(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005 (1)	2006 (1)	2005 (1)

Net Interest Income	$8,186	$6,931	$17,495	$14,129
Provision for Loan Losses	61	119	1,374	822
Non-interest Income	844	759	1,959	1,902
Non-interest Expenses	5,122	4,540	10,163	9,011
Provision for income taxes	1,320	997	2,719	2,042
Net Income	$2,527	$2,034	$5,198	$4,156

Diluted EPS	$0.26	$0.21	$0.54	$0.43

Republic First Bancorp, Inc.
Condensed Balance Sheet
(Dollar amounts in thousands)
(unaudited)

Assets	June 30,	June 30,
	2006	2005

Federal Funds Sold and Other Interest Bearing Cash	$37,776	$81,978
Investment Securities	45,305	47,843
Commercial and Other Loans	740,577	600,813
Allowance for Loan Losses	(7,756)	(6,996)
Other Assets	45,846	57,887

Total Assets	$861,748	$781,525

Liabilities and Shareholders' Equity:
Transaction Accounts	$380,357	$424,340
Time Deposit Accounts	264,384	151,036
FHLB Advances and Trust Preferred Securities	138,443	140,842
Other Liabilities	9,195	6,671
Shareholders' Equity	69,369	58,636
Total Liabilities and Shareholders' Equity	$861,748	$781,525

(1) EPS has been restated for the 12% stock dividend paid June 7, 2005 and the 10% stock dividend paid May 17, 2006.

Republic First Bancorp, Inc.
June 30, 2006
(unaudited)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30,	June 30,		June 30,		June 30,
Financial Data:	2006	2005		2006		2005

Return on average assets	1.27%	1.18%		1.30%		1.17%

Return on average equity	14.87%	14.26%		15.74%		14.96%

Share information:

Book value per share	$7.31	$6.33	(1)	$7.31	(1)	$6.33	(1)

Actual shares outstanding at period end, net of
treasury shares (250,555)	9,492,000	9,266,000	(1)	9,492,000	(1)	9,266,000	(1)

Average diluted shares outstanding	9,750,000	9,600,000	(1)	9,696,000	(1)	9,554,000	(1)

(1) EPS has been restated for the 12% stock dividend paid June 7, 2005 and the 10% stock dividend paid May 17, 2006.

Republic First Bancorp, Inc.
June 30, 2006
(Dollars in thousands)
(unaudited)

Credit Quality Ratios:
	June 30	June 30
	2006	2005

Non-accrual and loans accruing,
but past due 90 days or more	$2,877	$3,138

Restructured loans	-	-

Total non-performing loans	2,877	3,138

Other real estate owned	594	137

Total non-performing assets	$3,471	$3,275

Non-performing loans as
a percentage of total loans	0.39%	0.52%

Nonperforming assets as
a percentage of total assets	0.40%	0.42%

Allowance for loan losses
to total loans	1.05%	1.16%

Allowance for loan losses
to total non-performing loans	269.59%	222.94%

Republic First Bancorp, Inc.
June 30, 2006
(Dollars in thousands )
(unaudited)

		Quarter-to-Date Average Balance Sheet

	Three Months ended June 30, 2006			Three months ended June 30, 2005

			Average			Average
Interest-Earning Assets:	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Commercial and other loans	$700,313	$13,751	7.88%	$577,421	$9,859	6.85%

Investment securities	43,131	566	5.25	45,046	441	3.92

Federal funds sold	20,656	252	4.89	27,900	195	2.80

Total interest-earning assets	764,100	14,569	7.65	650,367	10,495	6.47

Other assets	36,253			39,793

Total assets	$800,353	$14,569		$690,160	$10,495

Interest-bearing liabilities:

Interest-bearing deposits	$530,721	$4,939	3.73%	$480,710	$3,020	2.52%

Borrowed funds	107,800	1,444	5.37	59,214	544	3.68

Interest-bearing liabilities	638,521	6,383	4.01	539,924	3,564	2.65

Non-interest and
interest-bearing funding	722,804	6,383	3.54	626,892	3,564	2.28

Other liabilities:	9,408			6,030

Total liabilities	732,212			632,922

Shareholders' equity	68,141			57,238

Total liabilities &
shareholders' equity	$800,353			$690,160

Net interest income		$8,186			$6,931

Net interest margin			4.30%			4.27%

Republic First Bancorp, Inc.
June 30, 2006
(Dollars in thousands )
(unaudited)

		Year-to-Date Average Balance Sheet

	Six months ended June 30, 2006			Six months ended June 30, 2005

			Average			Average
Interest-Earning Assets:	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Commercial and other loans	$700,603	$27,905	8.03%	$572,106	$19,771	6.93%

Investment securities	42,488	1,076	5.06	46,902	885	3.77

Federal funds sold	28,350	652	4.64	52,526	671	2.56

Total interest-earning assets	771,441	29,633	7.75	671,534	21,327	6.37

Other assets	36,880			42,171

Total assets	$808,321	$29,633		$713,705	$21,327

Interest-bearing liabilities:

Interest-bearing deposits	$574,380	$10,203	3.58%	$496,439	$6,016	2.43%

Borrowed funds	72,562	1,935	5.38	63,750	1,182	3.72

Interest-bearing liabilities	646,942	12,138	3.78	560,189	7,198	2.58

Non-interest and
interest-bearing funding	732,117	12,138	3.34	650,434	7,198	2.22

Other liabilities:	9,602			7,235

Total liabilities	741,719			657,669

Shareholders' equity	66,602			56,036

Total liabilities &
shareholders' equity	$808,321			$713,705

Net interest income		$17,495			$14,129

Net interest margin			4.57%			4.22%